Exhibit 99.1

                   CAM PROVIDES SECOND QUARTER X-CHARGE UPDATE

     FOUNTAIN VALLEY, Calif., April 5 /PRNewswire-FirstCall/ -- CAM Commerce Solutions, Inc. (Nasdaq: CADA) today provided the following management update on its X-Charge payment processing business from its CEO, Geoff Knapp.

     "In the past, our best leading indicator about future X-Charge business was based on new application commitments and the estimates provided by customers of their expected annual payment processing volume on those applications. Based on a new internal system we implemented in late 2004, we now have better and more meaningful data upon which to base future X-Charge sales. Going forward we will talk about the amount of new business that was installed during the quarter rather than the amount of new applications we received, since nearly all of the installed accounts are expected to become live processing accounts. The estimated dollar payment processing volume of those accounts is still based on the estimates provided to us by the customer.

     As a result of our new internal tracking system launched last quarter, we determined that total actual processing volume on all accounts that have been processing for more than one year are actually 3% higher than the estimated volume for these accounts. For X-Charge accounts that are active for less than one year, we utilize statistical analysis to project processing volume, which reflects that during the past year the projected processing volume for these accounts may be in the range of 25% less than the estimated volume provided by the customer. We believe the difference in predictability of volume between our newer and older accounts is due to the change in our X-Charge business mix during the last year. In the past year, a much higher percentage of our new X-Charge accounts have come from resellers and new start-up businesses as our growth has come mainly from resellers. The volume estimates of our direct customer base are much more predictable because they tend to be more established businesses, whereas a lot of the business we are signing up through our resellers are newer businesses and thus less predictable when it comes to their estimated annual processing volume. This change in predictability will be factored into future projections.

     The net potential effect of the estimates being high on new X-Charge account applications received by our new customers over the past year is that our annual processing volume may be approximately $140 million less than projected from the original estimates, which would correspond to approximate annual revenue of $600,000 less than our internal projections on the original estimates. Unfortunately, new customer estimates are the only basis we have to project expected processing volume until an account develops some processing history with us. It is this partial year processing history that we are now using to project full year processing levels. It is not an exact science but we feel it is a fair estimate at least in regards to first year processing of a new account.

     We also have a better handle on expected seasonal fluctuations from quarter to quarter in credit card sales on existing active accounts. Based on our new internal tracking system, we are now able to estimate that we will see a 22% decrease in processing volume from the December quarter to the March quarter on our active accounts existing during the December quarter. This will be partially offset by the addition of new accounts that become active after the end of the December quarter. This trend analysis also indicates

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that processing volume can be expected to increase 9% from the March to June quarter on active accounts existing during the March quarter. The addition of new accounts that become active after the end of the March quarter should cause this quarter to quarter increase in processing volume to be greater than 9%.

     During the quarter ended March 31, 2005, we installed 651 new accounts representing estimated annual processing of $244 million. The estimated volume is based on customer provided estimates. The number of new customers (651) installed during the quarter was a 62% increase over the prior year number of 402 new accounts installed for an estimated total annual processing volume of $132 million.

     Unrelated to X-Charge, in the quarter ended March 31, 2005, we experienced a greater than normal seasonal shortfall in system orders shipped in the quarter. The net result is that the March quarter revenues and profits will be below our expectations. We do expect to be profitable in the March quarter."

     About CAM Commerce Solutions
     CAM Commerce Solutions, Inc. provides total commerce solutions for traditional and web retailers that are based on the Company's open architecture software products for inventory management, point of sale, sales transaction processing, accounting, and payment processing. These solutions often include hardware, installation, training, service, and payment processing services provided by the Company. You can visit CAM Commerce Solutions at www.camcommerce.com.

     Important Information
     The statements made in this news release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. Investors should not rely upon forward looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations, and the company expressly does not undertake any duty to update forward-looking statements which speak only as of the date of this news release. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors

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identified in CAM Commerce Solutions' filings with the Securities and Exchange
Commission could affect the forward looking statements contained in this news release.

SOURCE  CAM Commerce Solutions, Inc.
     -0-                             04/05/2005
     /CONTACT: Mathew Hayden, President of Hayden Communications, Inc., +1-858-704-5065, for CAM Commerce Solutions, Inc./
     /Web site:  http://www.camcommerce.com